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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

MGIC INVESTMENT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MGIC
Investment
Corporation

Notice
of 2006
Annual
Meeting
and
Proxy
Statement

2005
Annual
Report
to
Shareholders
MGIC Investment Corporation
March 30, 2006
Dear Shareholder:
      It is my pleasure to invite you to attend our Annual Meeting of Shareholders to be held on Thursday, May 11, 2006, at the Marcus Center for the Performing Arts in Milwaukee, Wisconsin.
      At our meeting this year, we will ask shareholders to elect four directors to our Board of Directors and ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants for 2006. We will also report on our business.
      Your vote is important. Even if you plan to attend the meeting, we encourage you to sign the enclosed proxy card for voting your shares. Please read our Proxy Statement for more information about our meeting and the voting process.
      Our Annual Report to Shareholders follows the Proxy Statement in this booklet.
Sincerely,
Curt S. Culver
Chairman and
Chief Executive Officer

MGIC Investment Corporation
Notice of Annual Meeting of Shareholders
To Be Held On
May 11, 2006
        The Annual Meeting of Shareholders of MGIC Investment Corporation will be held at the Marcus Center for the Performing Arts, 929 North Water Street, Milwaukee, Wisconsin, on May 11, 2006, at 9:00 a.m., to vote on the following matters:

(1)	Election of four directors, each for a three-year term;

(2)	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent accountants for 2006; and

(3)	Any other matters that properly come before the meeting.
      Only shareholders of record at the close of business on March 10, 2006, will be entitled to vote at the annual meeting and any postponement or adjournment of the meeting.
By Order of the Board of Directors
Jeffrey H. Lane, Secretary
March 30, 2006
YOUR VOTE IS IMPORTANT
PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD

MGIC Investment Corporation P.O. Box 488, MGIC Plaza, Milwaukee, WI 53201
Proxy Statement
         Our Board of Directors is soliciting proxies for the Annual Meeting of Shareholders to be held at 9:00 a.m., Thursday, May 11, 2006, at the Marcus Center for the Performing Arts, 929 North Water Street, Milwaukee, Wisconsin, and at any postponement or adjournment of the meeting. This proxy statement and the enclosed form of proxy are being mailed to shareholders beginning March 30, 2006. Our Annual Report to Shareholders for the fiscal year ended December 31, 2005, which follows the proxy statement in this booklet, is a separate report and is not part of this proxy statement.
About the Meeting and Proxy Materials
What is the purpose of the annual meeting?
      At our annual meeting, shareholders will act on the matters outlined in our notice of meeting on the preceding page, including the election of directors and ratification of the appointment of PricewaterhouseCoopers LLP as our independent accountants for 2006. In addition, management will report on the performance of our Company during the last year and after the meeting respond to questions from shareholders.
Who is entitled to vote at the meeting?
      Only shareholders of record at the close of business on March 10, 2006, the record date for the meeting, are entitled to receive notice of and to vote at the annual meeting. For each share of Common Stock that you held on that date, you are entitled to one vote on each matter considered at the meeting. On the record date, 87,647,537 shares of Common Stock were outstanding and entitled to vote.
What is a proxy?
      A proxy is another person you legally designate to vote your shares. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.
How do I vote my shares?
      If you are a shareholder of record, meaning your shares are registered directly in your name with Wells Fargo Bank Minnesota, N.A., the Company’s stock transfer agent, you may vote your shares by completing, signing and returning the enclosed proxy card in the envelope provided. If you attend the meeting, you may withdraw your proxy and vote your shares in person.
      If you hold your shares in “street name,” meaning your shares are held in a stock brokerage account or by a bank or other nominee, your broker or nominee has enclosed or provided a vote instruction form for you to use to direct the broker or nominee how to vote your shares.
      For shares you hold as a participant in the Company’s Profit Sharing and Savings Plan and Trust, you may use the enclosed proxy card to instruct the plan trustees how to vote those shares. The trustees will vote shares held in your account in accordance with your instructions and the plan terms. The plan trustees may vote the shares for you if your proxy card is not received at least five days before the annual meeting date.
Can I change my vote after I return my proxy card?
      Yes, you can revoke your proxy by advising the Secretary of the Company in writing or by submitting a signed proxy with a later date if these revocations are received before your shares are voted, or by voting on the issue in person at the meeting. If your shares are held in street name by a broker, bank or nominee, or in the Company’s Profit Sharing and Savings Plan and Trust, you must follow the instructions of the broker, bank, nominee or plan trustee on how to change your vote.
How are the votes counted?
      A quorum is necessary to hold the meeting and will exist if a majority of the 87,647,537 shares of Common Stock outstanding on the record date are represented, in person or by proxy, at the meeting. Votes cast by proxy or in person at the meeting will be counted by Wells Fargo Bank Minnesota, N.A., which has been appointed by our Board to act as inspector of election for the meeting. Shares represented by proxy cards marked “Abstain” or “Withheld” will be counted to determine the presence of a quorum, but will not be counted as votes for or against any matter. “Broker non-votes,” which occur when a broker or other nominee does not have authority to vote on a particular matter without instructions from the beneficial owner of the shares and has not received such instructions, will be counted for quorum purposes but will be not be counted as votes for or against any matter.
What are the Board’s recommendations?
      Our Board of Directors recommends a vote FOR all of the nominees for director (Item 1) and FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for 2006 (Item 2).
      If you sign and return a proxy card without specifying how you want your shares voted, the named proxies will vote your shares in accordance with the recommendations of the Board for Item 1 and Item 2, and in their best judgment on any other matters that properly come before the meeting.
Will any other items be acted upon at the annual meeting?
      The Board does not know of any other business to be presented at the annual meeting. No proposals by shareholders for presentation at this year’s annual meeting were received by the deadline for submission of shareholder proposals. Therefore, shareholders will not be permitted to bring any business before the meeting.
What are the deadlines for submission of shareholder proposals for the next annual meeting?
      Shareholders who want to have a proposal included in a proxy statement for a future annual meeting may do so by following the rules of the Securities and Exchange Commission. Under these rules, proposals for inclusion in next year’s annual meeting proxy statement must be received by the Company’s Secretary no later than November 30, 2006.
      Under the Company’s Bylaws, a shareholder who wants to bring business before the annual meeting that has not been included in the proxy materials for the meeting, or who wants to nominate directors at the meeting, must be eligible to vote at the meeting and give written notice of the proposal to the Company’s Secretary. For the 2007 annual meeting, the notice must be received by the Secretary no later than February 13, 2007, and no earlier than January 19, 2007. For director nominations, the notice must comply with the Bylaws and provide the same type of information required to be included in the proxy statement for individuals nominated by the Board. For any other proposals, the notice must describe the proposal and why it should be approved, identify any material interest of the shareholder in the matter, and include other information required by the Bylaws.
Who pays to prepare, mail and solicit the proxies?
      The cost of soliciting proxies will be paid by the Company. In addition to soliciting proxies by mail, employees of the Company may solicit proxies by telephone, fax, e-mail or personal interview. The Company also has engaged D.F. King & Co., Inc. to provide proxy solicitation services for a fee of $8,500, plus expenses, including charges by brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of the Company’s Common Stock.

Stock Ownership
       The following table identifies holders of more than 5% of the outstanding shares of the Company’s Common Stock as of December 31, 2005, based on information filed with the Securities and Exchange Commission. The table also shows the amount of the Company’s Common Stock beneficially owned by our directors, each executive officer named in the Summary Compensation Table included in this proxy statement, and all directors and executive officers as a group. Unless otherwise noted, the persons listed in the table have sole voting and investment power over their shares, and information regarding the directors and executive officers is given as of February 15, 2006.

	Shares Beneficially	Percent
Name	Owned	of Class

Legg Mason Capital Management, Inc.	10,791,659	12.19%
Legg Mason Funds Management, Inc.
Legg Mason Focus Capital, Inc.
100 Light Street
Baltimore, Maryland 21202 (1)
CAM North America, LLC	4,819,857	5.44%
Salomon Brothers Asset Management Inc
Smith Barney Fund Management LLC
TIMCO Asset Management Inc.
399 Park Avenue
New York, New York 10022 (2)
Barrow, Hanley, Mewhinney & Strauss, Inc.	4,773,749	5.39%
2200 Ross Avenue, 31st Floor
Dallas, Texas 75201 (3)
Barclays Global Investors, NA and Affiliates	4,751,667	5.37%
45 Fremont Street
San Francisco, California 94105 (4)
Curt S. Culver(5)	745,353	*
Patrick Sinks(5)	159,422	*
Lawrence J. Pierzchalski(5)	209,909	*
J. Michael Lauer(5)	285,804	*
Jeffrey H. Lane(5)	184,090	*
All directors and executive officers as a group (17 persons) (5)(6)	1,957,271	2.21%

* Less than 1%
(1) For all shares listed voting and investment power are shared. Includes 8,537,922 shares held under accounts managed by Legg Mason Capital Management, Legg Mason Funds Management and Legg Mason Focus Capital, registered investment advisers. 5,143,900 of such shares are managed by Legg Mason Value Trust, Inc., a registered investment company managed by Legg Mason Capital Management.
(2) The companies listed reported ownership as a group and reported 4,148,191 shares with shared voting power and 4,819,857 shares with shared investment power.
(3) Barrow, Hanley, Mewhinney & Strauss, Inc., a registered investment adviser, reported 1,746,705 shares with shared voting power.
(4) Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd, and Barclays Global Investors Japan Trust and Banking Company Limited reported 4,134,076 shares with sole voting power.

(5) Includes shares that could be purchased on February 15, 2006 or within 60 days thereafter by exercise of stock options granted to the executive officers: Mr. Culver — 470,509; Mr. Sinks — 51,500; Mr. Pierzchalski — 135,600; Mr. Lauer — 135,600; Mr. Lane — 73,200; and all executive officers as a group — 962,359. Also includes shares held in the Company’s Profit Sharing and Savings Plan and Trust as of December 31, 2005: Mr. Culver — 12,473; Mr. Sinks — 1,636; Mr. Lauer — 10,422; and all executive officers as a group — 33,981. Also includes restricted shares over which the named executive officer has sole voting power but no investment power: Mr. Culver — 153,581; Mr. Sinks — 84,277; Mr. Pierzchalski — 60,373; Mr. Lauer — 45,483; Mr. Lane — 57,166; and all executive officers as a group — 446,684. Also includes shares underlying restricted stock units for which the named executive officers have neither voting nor investment power: Mr. Culver — 24,000; Mr. Lauer — 14,580; and all executive officers as a group — 45,735. Also includes shares for which voting and investment power are shared as follows: Mr. Lauer — 78,199; and all directors and executive officers as a group — 84,110.
(6) Includes an aggregate of 38,720 share units over which there is neither investment nor voting power, and 13,500 shares underlying restricted stock units. See “Corporate Governance and Board Matters — Compensation of Directors.” Also includes an aggregate of 460,684 restricted shares held by all directors and executive officers as a group. The beneficial owners have sole voting power but no investment power over the restricted shares.

Item 1 — Election of Directors
       Our Board of Directors is divided into three classes, with directors in each class serving for a term of three years ending when a successor takes office. One class of directors is elected at each annual meeting. The Board, upon the recommendation of the Management Development, Nominating and Governance Committee, has nominated four directors for re-election to serve until the 2009 annual meeting and their successors take office. If any nominee is not available for election, proxies will be voted for another person nominated by the Board or the size of the Board will be reduced.
      Under our Bylaws, written notice of nominations for director by shareholders was required to be provided to the Secretary by February 14, 2006. Because no notice was received by the deadline, shareholders may not make any nominations for election to the Board at the annual meeting.
Shareholder Vote Required
      Each nominee who receives a plurality of the votes cast at the meeting will be elected a director. Only votes cast for a nominee will be counted. Votes cast include votes under proxies which are signed and do not have contrary voting instructions. Broker non-votes, abstentions and instructions on the proxy card to withhold authority to vote for one or more of the nominees will be disregarded in the calculation of a plurality of the votes cast.
      YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES. PROXIES WILL BE VOTED FOR THE NOMINEES UNLESS A SHAREHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

NOMINEES FOR DIRECTOR
Term Ending 2009

	Shares
	Beneficially
	Owned(1)

Karl E. Case, 59, a Director since 1991, is the Katharine Coman and A. Barton Hepburn Professor of Economics at Wellesley College where he has taught since 1976. Dr. Case has been Visiting Scholar at the Federal Reserve Bank of Boston since 1985. He is also a director of Century Bancorp, Inc.	13,701	(2)(3)

Curt S. Culver, 53, a Director since 1999, has been Chairman of the Board since January, 2005 and Chief Executive Officer of the Company since January, 2000. He served as President from January, 1999 to January, 2006. Mr. Culver has been Chief Executive Officer of Mortgage Guaranty Insurance Corporation (MGIC) since January, 1999, President of MGIC from May, 1996 to January, 2006 and held senior executive positions with MGIC for more than five years before then. He is also a director of Wisconsin Electric Power Company and Wisconsin Energy Corporation.	745,353	(4)

William A. McIntosh, 66, a Director since 1996, was an executive committee member and a managing director at Salomon Brothers Inc, an investment banking firm, when he retired in 1995 after 35 years of service. He is also a director of Northwestern Mutual Series Fund Inc.	19,409	(2)(3)

Shares
Beneficially
Owned(1)

Leslie M. Muma, 61, a Director since 1995, is a consultant to Fiserv, Inc., a financial industry automation products and services firm. He served Fiserv as President from 1984 and as Chief Executive Officer from 1999, until his retirement in December, 2005. He is also a director of Fiserv.	38,019	(2)(3)(5)
DIRECTORS CONTINUING IN OFFICE
Term Ending 2008

Mary K. Bush, 57, a Director since 1991, has been President of Bush International, a financial advisory firm, since 1991. Ms. Bush was Managing Director and Chief Operating Officer of the Federal Housing Finance Board, a U.S. government agency, from 1989 to 1991, Vice President-International Finance of the Federal National Mortgage Association, a secondary mortgage institution, from 1988 to 1989, and served the President of the United States as a member of the Board of the International Monetary Fund from 1984 to 1988. She is also a director of Brady Corporation, Briggs & Stratton Corp. and the Pioneer Family of Mutual Funds, and a member of the Advisory Board of Washington Mutual Investors Fund.	13,621	(2)(3)

David S. Engelman, 68, a Director since 1993, has been a private investor for more than five years. He was President and Chief Executive Officer, on an interim basis, of Fleetwood Enterprises, Inc., a manufacturer of recreational vehicles and manufactured housing, from February to August, 2002. He is also a director of Fleetwood Enterprises, Inc. and Fieldstone Investment Corporation.	18,761	(2)(3)(6)

	Shares
	Beneficially
	Owned(1)

Kenneth M. Jastrow, II, 58, a Director since 1994, has been Chairman and Chief Executive Officer of Temple-Inland Inc., a holding company with interests in paper, forest products and financial services, since 2000. He served as President and Chief Operating Officer of Temple-Inland from 1998 to 2000 and held senior executive positions with that company and its subsidiaries for more than five years before then. He is also a director of Temple-Inland and KB Home.	22,620	(2)(3)

Daniel P. Kearney, 66, a Director since 1999, is a business consultant and private investor. Mr. Kearney served as Executive Vice President and Chief Investment Officer of Aetna, Inc., a provider of health and retirement benefit plans and financial services, from 1991 to 1998. He was President and Chief Executive Officer of the Resolution Trust Corporation Oversight Board from 1990 to 1991, a principal of Aldrich, Eastman & Waltch, Inc., a pension fund advisor, from 1988 to 1989, and a managing director at Salomon Brothers Inc, an investment banking firm, from 1977 to 1988. He is also a director of Fiserv, Inc. and MBIA, Inc.	17,794	(3)

DIRECTORS CONTINUING IN OFFICE Term Ending 2007
James A. Abbott, 66, a Director since 1989, has been Chairman and a principal of American Security Mortgage Corp., a mortgage banking firm, since 1999. He served as President and Chief Executive Officer of First Union Mortgage Corporation, a mortgage banking company, from 1980 to 1994.	17,981	(2)(3)

	Shares
	Beneficially
	Owned(1)

Thomas M. Hagerty, 43, a Director since 2001, has been a managing director with Thomas H. Lee Company, a private investment firm (THL), since 1992 and has been with the firm since 1988. Mr. Hagerty previously was in the Mergers and Acquisitions Department of Morgan Stanley & Co. Incorporated. He is also a director of Fidelity National Financial, Inc. and Fidelity National Information Services, Inc. In an attempt to preserve the value of an investment in Conseco, Inc. by an affiliate of THL, Mr. Hagerty served as the interim chief financial officer of Conseco from July, 2000 until April, 2001. In December, 2002, Conseco filed a petition under the federal bankruptcy code.	14,188	(3)
Michael E. Lehman, 55, a Director since 2001, has been Chief Financial Officer and Executive Vice President, Corporate Resources of Sun Microsystems, Inc., a provider of computer systems and professional support services, since February, 2006. From July, 2000 to September, 2002, when he retired to become a business consultant, he was Executive Vice President of Sun Microsystems. He was Chief Financial Officer of Sun Microsystems from 1994 to 2002, and held senior executive positions with Sun Microsystems for more than five years before then.	7,425	(3)

(1) Ownership information is for shares of Common Stock as of February 15, 2006. Unless otherwise noted, all directors have sole voting and investment power with respect to the shares. Common Stock beneficially owned by each director represents less than 1% of the total number of shares outstanding.
(2) Includes 2,000 shares held under the Company’s 1993 Restricted Stock Plan for Non-Employee Directors. See “Corporate Governance and Board Matters — Compensation of Directors.” The directors have sole voting power and no investment power over these shares.
(3) Includes 1,350 shares underlying restricted stock units. Directors have neither voting nor investment power over the shares underlying these units. Also includes shares held under the Deposit Share Program for Non-Employee Directors under the Company’s 1991 Stock Incentive Plan: Mr. Abbott — 5,579; Ms. Bush — 4,434; Dr. Case — 4,115; Mr. Engelman — 6,494; Mr. Hagerty — 3,564; Mr. Jastrow — 8,119; Mr. Kearney — 4,534; Mr. Lehman — 1,899; Mr. McIntosh — 6,589; and Mr. Muma — 3,750. Directors have sole voting power and no investment power over these shares. Also includes share units held under the Deferred Compensation Plan over which the directors have neither voting nor investment power, as follows: Ms. Bush — 3,923; Dr. Case — 5,403; Mr. Hagerty — 3,630; Mr. Jastrow — 10,005; Mr. Kearney — 6,052; Mr. Lehman — 1,326; and Mr. Muma — 8,381. The programs under which the restricted stock units, shares and share units referred to above were issued are described under “Corporate Governance and Board Matters — Compensation of Directors.”
(4) Includes 470,509 shares which Mr. Culver had the vested right to acquire as of February 15, 2006, or which become vested within sixty days thereafter under options granted to Mr. Culver; 12,473 shares held in the Company’s Profit Sharing and Savings Plan and Trust as of December 31, 2005; 153,581 restricted shares awarded under the Company’s 2002 Stock Incentive Plan, over which Mr. Culver has sole voting power but no investment power; and 24,000 shares underlying restricted stock units awarded under the 2002 Stock Incentive Plan over which he has neither voting nor investment power.
(5) Includes 9,132 shares owned by a trust of which Mr. Muma is a trustee and a beneficiary and as to which Mr. Muma disclaims beneficial ownership except to the extent of his interest in the trust.
(6) Includes 5,911 shares owned by a trust of which Mr. Engelman is a trustee and a beneficiary and as to which Mr. Engelman disclaims beneficial ownership except to the extent of his interest in the trust. Voting and investment power are shared for all shares owned by the trust.
Corporate Governance and Board Matters
Board Attendance
      The Board of Directors met six times during 2005. Each director attended at least 75% of the meetings of the Board and Committees of the Board on which he or she served. The annual meeting of shareholders is scheduled in conjunction with a Board meeting and directors are expected to attend the annual meeting. All of the Company’s directors attended the 2005 annual meeting of shareholders.
Corporate Governance Guidelines and Code of Business Conduct
      The Board has adopted Corporate Governance Guidelines which address the Board’s composition, including director independence, Board process, Committee structure, Chief Executive Officer succession planning and director compensation.
      The Company has a Code of Business Conduct emphasizing our commitment to conducting our business in accordance with legal requirements and high ethical standards. The Code applies to all employees, including the Company’s executive officers, and specified portions are applicable to our directors.
      The Corporate Governance Guidelines and the Code of Business Conduct are available on the Company’s website (www.mgic.com) under the “Investor; About MGIC; Corporate Governance” links. The Company will provide a copy of these documents to any shareholder who requests them.
Communicating with the Board
      Shareholders and other interested persons can communicate with the members of the Board, the non-management members of the Board as a group or the Chairperson of the Management Development, Nominating and Governance Committee, by sending a written communication to the Company’s Secretary, addressed to: MGIC Investment Corporation, Secretary, PO Box 488, Milwaukee, WI 53202. The Secretary will pass along any such communication, other than a solicitation for a product or service, to the Chairperson of the Management Development, Nominating and Governance Committee.
Director Independence
      The Corporate Governance Guidelines provide that a director is not independent if the director has any specified disqualifying relationship with the Company. The disqualifying relationships are equivalent to those of the independence rules of the New York Stock Exchange, except that our disqualification for board interlocks is more stringent than under the NYSE rules. Also, for a director to be independent under the Guidelines the director may not have any material relationship with the Company. For purposes of determining whether a disqualifying or material relationship exists, the Company consists of MGIC Investment Corporation and its consolidated subsidiaries.
      In February, 2006, the Board determined that all of the Company’s directors are independent under the Guidelines and the NYSE rules, except for Mr. Culver, the Company’s Chief Executive Officer.
      The Board made its determination by considering that no disqualifying relationships existed during the periods specified under the Guidelines and the NYSE rules. To determine that there were no material relationships, the Board applied categorical standards that it had adopted. All independent directors met these standards. Under these standards, a director is not independent if payments under transactions between our Company and a company of which the director is an executive officer or 10% or greater owner exceeded the greater of $1 million or 1% of the other company’s gross revenues. Payments made to and payments made by the Company are considered separately, and the threshold is applied to transactions that occurred in the three most recent fiscal years of the other company. Also under these standards, a director is not independent if during the Company’s last three fiscal years the director:

•	was an executive officer of a charity to which the Company made contributions, or

•	was an executive officer or member of a law firm or investment banking firm providing services to the Company, or

•	received any direct compensation from the Company other than as a director, or if during such period a member of the director’s immediate family received compensation from the Company.
Committees
      The Board has five committees: Audit; Management Development, Nominating and Governance; Risk Management; Securities Investment; and Executive. Information regarding these Committees is provided below. The charters of the Audit; Management Development, Nominating and Governance; Risk Management; and Securities Investment Committees are available on the Company’s website (www.mgic.com) under the “Investor; About MGIC; Corporate Governance” links. They will be provided in print to any shareholder who requests them. The Audit Committee Charter, as in effect beginning in February, 2006, is also included as Exhibit A to this proxy statement.
Audit Committee
      The members of the Audit Committee are Ms. Bush (Chairperson) and Messrs. Kearney, Lehman and McIntosh. The Board’s independence determination regarding the members of the Audit Committee took into account the requirements of Section 10A(m)(3) of the Securities Exchange Act of 1934. The Board has determined that Mr. Lehman is an “audit committee financial expert” as that term is defined in Regulation S-K of the Securities and Exchange Commission. The Committee met 14 times during 2005.
Report of the Audit Committee
      The Audit Committee assists the oversight by the Board of Directors of the integrity of the Company’s financial statements, the effectiveness of its system of internal controls, the qualifications, independence and performance of the independent accountants, the performance of the Company’s internal audit function, and the Company’s compliance with legal and regulatory requirements. As provided in the Audit Committee Charter, the ultimate responsibility for the integrity, completeness and fairness of the Company’s financial statements and the effectiveness of the Company’s internal controls rests with the Company’s management. The Charter provides that the independent accountants are intended to be the primary check on management’s performance in this regard. The ultimate responsibility for the Company’s compliance with legal and regulatory requirements also rests with the Company’s management.
      The Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP (PwC), the Company’s independent accountants, the Company’s audited financial statements for the year ended December 31, 2005. The Audit Committee discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received from PwC the written disclosures required by the Independence Standards Board’s Standard No. 1 (Independence Discussions with Audit Committees) and discussed with PwC their independence from the Company and its management. None of the officers of the Company having responsibility for finance or accounting matters is a former partner or employee of PwC.
      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, which has been filed with the Securities and Exchange Commission. These are the same financial statements that appear in the Company’s Annual Report to Shareholders.

Members of the Audit Committee:

Mary K. Bush, Chairperson
Daniel P. Kearney
Michael E. Lehman
William A. McIntosh
Management Development, Nominating and Governance Committee
      The members of the Management Development, Nominating and Governance Committee are Messrs. Jastrow (Chairman), Hagerty and Muma. The Committee met five times during 2005. The Committee is responsible for overseeing the Company’s executive compensation program, including approving corporate goals relating to compensation for the CEO and determining the CEO’s annual compensation. The Committee also oversees the CEO succession planning process, identifies new director candidates, and makes recommendations to the Board for director nominees and committee membership. The Committee reviews the Company’s Corporate Governance Guidelines and oversees the Board’s self-evaluation process.
      The Committee identifies new director candidates through recommendations from Committee members, other Board members and executive officers of the Company, and will consider candidates who are recommended by shareholders, as described below. The Committee and the Board believe that director nominees should have an inquiring and independent mind, sound and considered judgment, high standards of ethical conduct and integrity, and well-respected experience at senior levels of business, academia, government or other fields that will enable the Board to have access to a diverse body of talent and expertise relevant to the Company’s activities. The Committee and the Board also believe that a candidate’s other time commitments, anticipated tenure on the Board, and whether the candidate will enable the Board to continue to have a substantial majority of independent directors under the Corporate Governance Guidelines must be considered for each candidate.
      Shareholders may recommend a candidate for director by submitting background information about the candidate, a description of his or her qualifications and the candidate’s consent to the recommendation. If the candidate is to be considered for nomination by the Board at the next annual shareholders meeting, the submission must be received by the Company’s Secretary in writing no later than December 1st of the year preceding the meeting. Information on shareholder nominations is provided under “About the Meeting and Proxy Materials” in response to the question “What are the deadlines for submission of shareholder proposals for the next annual meeting?”
      The Committee will evaluate new director candidates under the criteria described above, as well as other factors the Committee deems relevant, through background reviews, input from other members of the Board and executive officers of the Company, and personal interviews with the candidate. The Committee will evaluate any director candidates recommended by shareholders using the same process. In determining whether to recommend current Board members as nominees for re-election to the Board, the Committee considers the directors’ Board performance and solicits feedback about the directors from other Board members.
Risk Management Committee
      The members of the Risk Management Committee are Dr. Case (Chairman) and Messrs. Abbott and Engelman. The Committee met four times in 2005. The Committee is responsible for overseeing management’s operation of the Company’s mortgage insurance business, including monitoring the performance of the insured books of business, discussing insurance programs, rates and underwriting guidelines and reviewing the mortgage insurance operating environment.
Securities Investment Committee
      The members of the Securities Investment Committee are Messrs. Kearney (Chairman), Engelman and McIntosh. The Committee met six times in 2005. The Committee oversees management of the Company’s investment portfolio and the investment portfolios of the Company’s employee benefit plans. The Committee also makes recommendations to the Board regarding the Company’s capital management, including dividend policy, repurchase of shares and external funding.
Executive Committee
      The Executive Committee provides an alternative to convening a meeting of the entire Board should a matter arise between Board meetings that requires Board authorization. The members of the Committee are Messrs. Culver (Chairman), Jastrow and Muma. The Committee did not meet in 2005 and did not meet in either of the two prior years. The Committee is established under the Bylaws and has all authority that the Board may exercise with the exception of certain matters that under the Wisconsin Business Corporations Law are reserved to the Board itself.

Compensation of Directors
      Under the Corporate Governance Guidelines, compensation of non-employee directors is reviewed periodically by the Management Development, Nominating and Governance Committee. Mr. Culver is the Company’s CEO and receives no additional compensation for service as a director.
      Annual and Meeting Fees: Directors are paid an annual retainer of $32,000, plus $3,000 for each Board meeting attended, and $2,000 for all Committee meetings attended on any one day. The Chairperson of the Audit Committee receives an additional $10,000 fee annually and Chairpersons of other Board Committees receive an additional $5,000 fee annually. Beginning in 2006, non-Chairperson directors who are members of the Audit Committee receive an additional $5,000 fee annually. All fees are paid quarterly. The Company reimburses directors, and for meetings not held on Company premises, their spouses, for travel, lodging and related expenses incurred in connection with attending Board and Committee meetings.
      Deferred Compensation Plan: Directors may elect to defer payment of all or part of the annual and meeting fees until the director’s death, disability, termination of service as a director or to another date specified by the director. A director who participates in this plan may elect to have his or her deferred compensation account either credited quarterly with interest accrued at an annual rate equal to the six-month U.S. Treasury Bill rate determined at the closest preceding January 1 and July 1 of each year, or to have the fees deferred during a quarter translated into share units. Each share unit is equal in value to one share of the Company’s Common Stock and is ultimately distributed only in cash. If a director defers fees into share units, dividend equivalents in the form of additional share units are credited to the director’s account as of the date of payment of cash dividends on the Company’s Common Stock. Mr. Culver, because of his employment by the Company, is not eligible to participate.
      Deposit Share Program: Under the Deposit Share Program, which is offered to directors under the 2002 Stock Incentive Plan, a director may purchase shares of Common Stock from the Company at fair market value which are then held by the Company. The amount that may be used to purchase shares cannot exceed the director’s annual and meeting fees for the preceding year. The Company matches each of these shares with one and one-half shares of restricted Common Stock (Restricted Stock) or, at the director’s option, Restricted Stock Units (RSUs). A director who deferred annual and meeting fees from the prior year into share units under the plan described above may reduce the amount needed to purchase Common Stock by the amount so deferred. For matching purposes, the amount so deferred is treated as if shares had been purchased and one and one-half shares of Restricted Stock (or RSUs) are awarded for each such share.
      Beginning in 2005, the Restricted Stock and RSUs awarded under the program vest one year after the award. Previously, vesting occurred on the third anniversary of the award unless a director chose a later date. Except for gifts to family members, the Restricted Stock may not be transferred prior to vesting; RSUs are not transferable. Shares that have not vested when a director leaves the Board are forfeited, except in the case of the director’s death or certain events specified in the agreement relating to the Restricted Stock and RSUs. The Management Development, Nominating and Governance Committee may waive the forfeiture. All shares of Restricted Stock and RSUs vest on the director’s death and will immediately become vested upon a change in control of the Company. RSUs that have vested are settled in Common Stock when the director is no longer a Board member. Dividends are paid on Restricted Stock. The director receives a cash payment equivalent to the dividend corresponding to the number of shares underlying the director’s RSUs outstanding on the record date for Common Stock dividends. Only directors who are not employees of the Company are eligible to participate in the program. Mr. Culver, because of his employment by the Company, is not eligible.
      RSU Award Program: Directors who are not employees of the Company are awarded RSUs under the 2002 Stock Incentive Plan. In January, 2006, these directors were each awarded RSUs representing 850 shares of Common Stock and were awarded 500 RSUs in January, 2005. The RSUs vest on the first anniversary of the award date, or upon the earlier death of the director. RSUs that have vested will be settled in Common Stock when the director is no longer a Board member. The director receives a cash payment equivalent to the dividend corresponding to the number of shares underlying the director’s RSUs outstanding on the record date for Common Stock dividends.
      Former Restricted Stock Plan: Non-employee directors elected to the Board before 1997 were each awarded, on a one-time basis, 2,000 shares of Common Stock under the Company’s 1993 Restricted Stock Plan for Non-Employee Directors. The shares are restricted from transfer until the director ceases to be a director of the Company by reason of death, disability or retirement, and are forfeited if the director leaves the Board for another reason unless the forfeiture is waived by the plan administrator. In 1997, the Board decided that no new awards of Common Stock would be made under the plan.
      Other: The Company also pays premiums for directors and officers liability insurance under which the directors are insureds.
Stock Ownership Guideline
      The Board has adopted a stock ownership guideline for directors under which each member of the Board is expected to own stock in the Company having a value equal to five times the annual retainer for serving on the Board. See “Compensation of Directors — Annual and Meeting Fees.” Stock owned consists of shares owned outright by the director (including under RSUs that have vested but which have not been settled) and 55% of the market value of Restricted Stock and shares underlying RSUs that are scheduled to vest within the next year. Directors are expected to achieve the ownership guideline within four years after joining the Board. As of February 15, 2006, all directors met the stock ownership guideline.
Report of the Management Development, Nominating and Governance Committee on Executive Compensation
       The members of the Management Development, Nominating and Governance Committee of the Board of Directors submit this report regarding the compensation of the Company’s executive officers for 2005.
Executive Compensation Program
      The Company’s executive compensation program is designed to attract, retain, motivate and reward high-quality professionals. The principal objectives of the program are:

•	link compensation to Company performance by making an executive’s annual bonus opportunity substantially more significant than base salary,

•	align the interests of management and shareholders by providing a substantial portion of an executive’s compensation opportunity in the form of equity in the Company, and

•	maintain competitive levels of total compensation (base salary plus annual bonus plus longer-term incentives).
      The key components of the Company’s executive compensation program for 2005 were base salary, annual performance bonus and restricted equity. In our report, we use the terms “restricted equity” and “restricted stock” interchangeably. This is because, as discussed below, some equity awards have been made in the form of restricted stock units (RSUs). The Committee’s practice for many years has been to make equity awards at the January meeting. We approved new base salaries for 2005 and made longer-term restricted stock awards for 2005 at our January, 2005 meeting. We approved annual bonus awards for 2005 at our January, 2006 meeting.
      The materials provided to us in advance of our January, 2005 and January, 2006 meetings included “tally sheets” covering compensation of the CEO and each of the other executive officers named in the Summary Compensation Table. These tally sheets were comparable to the tally sheet covering Mr. Culver set forth under “Compensation of the Chief Executive Officer” below. In addition, the tally sheets set forth actual retirement benefits earned as of the end of the prior year and payable at age 62 under the Company’s pension and supplemental retirement plans described under “Executive Compensation — Pension Plan” elsewhere in this proxy statement. The tally sheets provided in January, 2005 also described payments that could be made under the change of control agreements described under “Executive Compensation — Change of Control Agreements.” The tally sheets provided in January, 2006 quantified these payments, which we had reviewed at our July, 2005 meeting.
      We periodically receive advice from our outside compensation consultant, Frederic W. Cook & Co., a nationally recognized executive compensation consulting firm. The consultant’s advice includes competitive compensation reports comparing total compensation of the Company’s executive officers to the amounts paid by a comparison group of public companies. These reports generally cover the CEO individually and the next four highest paid executive officers as a group.
      As part of our work reviewing the Company’s executive compensation program for 2005, our compensation consultant provided a competitive compensation report to us at our October, 2004 meeting. The report compared the Company’s total compensation to a group of 23 public companies. The report found that total compensation for the Company’s executive officers was substantially below the comparison group and that our mix of compensation was more weighted to longer-term incentives than the comparison group. The report also compared the Company’s use of equity in executive compensation to equity use by the comparison companies. While the value of equity as a percentage of market capitalization was at the median of the comparison group, the percentage of shares used for annual awards was lower than comparison companies.
      The comparison companies used in the report were the Company’s competitors, financial guaranty insurers and various other financial services companies. The market capitalization of the Company was about in the middle of the overall market capitalization of the comparison group. The pay data was based on information from proxy statements reporting compensation for 2003. This was the latest data available in October 2004. Information more current than 2003 would not become generally available until after our January, 2005 meeting.
Base Salary
      Our philosophy is to target base salary range midpoints for executive officers near the median compensation levels for comparable positions in the comparison group of companies. The compensation consultant’s report found that the base salaries of the CEO and the next four executive officers as a group were much lower than the median salaries at comparison companies. In view of the findings of our compensation consultant, we approved increases in the base salary midpoints for the CEO and other senior officers and also increased their 2005 base salaries. Taking account of the views of Mr. Culver, we believed we should phase in the increases in the midpoints and the actual base salary increases over time rather than moving near the market median with a single increase.
      The particulars of the CEO’s increase, which included factors in addition to a market adjustment, are discussed under “Compensation of the Chief Executive Officer” below. The increases for the next four executive officers were effective in March, 2005 and ranged from 10% to 18%. The increases primarily reflected the market adjustment but also included a merit adjustment. In addition, the increases for Messrs. Lauer and Pierzchalski included an amount to compensate them for the elimination of their split dollar life insurance benefits. See “Other Matters — Split Dollar Life Termination” below.
Annual Bonus
      The compensation consultant’s report found that the Company’s annual bonuses were much lower than comparison companies. The report also found that the annual bonus portion of the Company’s compensation program as a percentage of total compensation was lower than the comparison group.
      In January, 2005, we approved an increase in bonus opportunities. However, we deferred implementing the increase until we had developed an overall bonus framework that had ROE (return on equity) as a significant element. In May, 2005, we approved a bonus framework including an ROE component that was applicable to the Company’s executive officers. This framework provides bonuses will continue to be determined in our discretion taking account of:

•	the ROE criteria set forth in the table below,

•	the Company’s actual financial and other results for the year compared to the goals presented to and approved by our Committee in January of the year,

•	the business environment in which the Company operated during the year,

•	individual officer performance (we and the Board have regular contact not only with the CEO, but also with each of the next four executive officers), and

•	recommendations by the Chief Executive Officer (except in regard to his own bonus).

ROE Criteria

Executive Vice
		Presidents and	Other Executive
	CEO	General Counsel	Officers
	(Base Salary	(Base Salary	(Base Salary
ROE	Multiple)	Multiple)	Multiple)

=> 20%	3X	2.25X	1.8X
=>10% -< 20%	>1 -< 3X	>0.75 -< 2.25X	>0.6 -< 1.8X
5% -< 10%	Up to 1X	Up to 0.75X	Up to 0.6X
<5%	0X	0X	0X
Note: Interpolation between ROE thresholds is not necessarily linear.
      The maximum bonus that can be paid to the CEO and the next four executive officers is limited by the formula discussed under “Tax Deductibility Limit” below.
      The bonus framework increased the target bonus opportunity by 50%. We kept the maximum bonus indicated in the first row of the ROE Criteria table at twice the target level.
      As has been the case beginning with bonuses for 2001 performance, the CEO and other executive officers could elect to receive restricted stock vesting through continued employment in one year for up to one-third of the bonus amount (base restricted stock). If base restricted stock is elected, the executive officer will be awarded one and one-half shares of restricted stock vesting in three years through continued employment for each share of base restricted stock. The Committee adopted this portion of the executive compensation program to align the interests of management and shareholders by taking an amount that otherwise would be paid in cash and paying it in restricted equity. The matching restricted stock does not count against the bonus maximum in the ROE Criteria table. The value of matching restricted stock was not included when the compensation consultant evaluated the Company’s executive compensation program against the comparison group of companies. The consultant’s rationale was that the matching restricted stock converted a non-forfeitable annual bonus amount into one that was forfeitable during a three-year period. The consultant observed conversions of this type were rare in executive compensation practice. The consultant’s rationale made sense to us.
      We discuss under “Compensation of the Chief Executive Officer” below how we determined the CEO’s bonus, including his bonus as a percentage of his maximum bonus opportunity under the ROE portion of the bonus framework. The next four executive officers received the same percentage of their maximum bonus opportunity as Mr. Culver, except for Mr. Pierzchalski, who received a higher percentage. The bonuses of these executive officers were suggested by Mr. Culver based on his subjective evaluation of their performance, including his perception of their contributions to the Company. We approved these bonuses without change. Mr. Culver and each of these officers elected to have one-third (the maximum amount) of their bonuses paid in the form of restricted equity.
      “Compensation of the Chief Executive Officer” below shows the amount of Mr. Culver’s cash bonus and his base and matching restricted stock awards. The cash bonus amounts for the next four executive officers are shown in the Summary Compensation Table elsewhere in this proxy statement. The total of their base and matching restricted stock award is shown in footnote (2) to that table.
Longer-Term Incentives
      The longer-term portion of the Company’s executive compensation program during 2003 and 2004 consisted of stock options and restricted stock that vested annually based on achievement of a performance goal related to earnings per share. Any restricted shares not vesting by the fifth anniversary of the award are forfeited.
      The compensation consultant’s report determined that the value of the Company’s longer-term incentives was slightly below the median level. In making this determination, the consultant assumed, based on past data, a 25% future forfeiture rate for performance restricted stock. The consultant also found the Company’s mix of total compensation (base salary, annual bonus and longer-term incentives) was more heavily weighted to longer-term incentives than at comparison companies. Also, the Company’s longer-term incentives were more heavily weighted towards performance goals than was typical.
      After considering the consultant’s findings, in January, 2005 we decided we would not grant stock options in 2005. Rather, we substituted restricted stock that would vest over five years through continued employment. We intended to award the same value in restricted stock as had previously been awarded through stock options. Stock awards made after the adoption of the 2002 Stock Incentive Plan by shareholders have been made under that Plan. At the 2005 annual meeting, shareholders approved an increase in the number of shares that could be awarded under that Plan as restricted stock and RSUs and reduced the overall number of shares that could be awarded under that Plan.
      We also continued in 2005 awards of restricted stock that vest annually based on achievement of a performance goal related to earnings per share. The ratio of restricted stock that vests based on achievement of a performance goal to restricted stock that vests based on continued employment is 1-1/3:1.
      We discuss under “Compensation of the Chief Executive Officer” below the time vested and performance vested restricted equity awarded to Mr. Culver in 2005. The time vested and performance vested restricted equity awarded to the next four executive officers is shown in footnote (2) to the Summary Compensation Table and in the “Long-Term Incentive Plans — Awards in 2005” table elsewhere in this proxy statement.
Compensation of the Chief Executive Officer
      We believe the following “tally sheet” will be useful to shareholders in analyzing Mr. Culver’s compensation for 2005. All shares of restricted stock shown under “Bonus” are valued at the closing price on January 25, 2006, when we awarded that stock, and all shares of restricted equity shown under “Restricted equity” are valued at the closing price on January 26, 2005, when we awarded that equity.

Base salary	$726,923
Bonus:
Cash	1,275,661
Restricted stock-elected	636,839
Restricted stock-matched	955,259
Stock options	-0-
Restricted equity:
Performance vested	2,056,320
Time vested	1,542,240
Other compensation	16,283

Total	$7,209,525
      The discussion below explains the components of the CEO’s 2005 compensation. The explanation assumes familiarity with our discussion of the executive compensation program above. Some of the amounts in the tally sheet are different than the amounts for Mr. Culver in the Summary Compensation Table. The amounts are different because, for example, the tally sheet includes shares in the “Long-Term Incentive Plans — Awards in 2005” table while the Summary Compensation Table does not include these shares.
      Base Salary: Effective March 21, 2005, Mr. Culver’s annual base salary was increased to $750,000 from $650,000. Mr. Culver’s base salary increase reflected:

•	A market adjustment taking account of advice from our compensation consultant that Mr. Culver’s base salary was low versus comparison companies. See “Base Salary” above.

•	An increase that reflected our subjective evaluation of Mr. Culver’s performance in 2005 as well as the evaluation of each director who is not on our Committee. All of these evaluations were communicated to the Committee Chairman through a CEO evaluation survey completed by each director. The subjects covered by the evaluation included leadership, strategic planning, succession planning and relations with the Board.

•	An amount to compensate Mr. Culver for the elimination of his split dollar life insurance benefit. See “Other Matters — Split Dollar Life Termination” below.
      Bonus: We awarded Mr. Culver’s bonus in January, 2006 in light of the bonus framework described under “Annual Bonus” above. Mr. Culver’s bonus was equal to 85% of the maximum bonus he could have earned under the ROE portion of the bonus framework. The bonus framework was applied to Mr. Culver primarily based on the following factors:

•	The Corporation’s financial and operating performance compared to goals that we approved in January, 2005. The goals covered the Company’s 2005 net income, return on equity (which was 14.9% in 2005), estimated market share for insurance written through the flow channel, operating cash flow and operating expenses. All of these goals were exceeded, with the exception of the market share goal.

•	The evaluation of Mr. Culver’s performance in 2005 that we used to set his new base salary.

•	Mr. Culver’s desire that his bonus, as a percentage of his maximum bonus opportunity under the ROE portion of the bonus framework, be comparable to that percentage for the next four executive officers.
      Mr. Culver elected to have one-third (the maximum amount) of his bonus paid in the form of restricted stock vesting in one year. The Company matched each share with one and one-half shares of additional restricted stock vesting in three years.
      Restricted Equity: The number of shares of performance vested restricted equity awarded to Mr. Culver has been the same beginning with his award in January, 2003, when performance restricted equity was added to the executive compensation program.
      We had awarded Mr. Culver 80,000 stock options in January, 2003 and 2004. Mr. Culver’s January, 2005 time vested restricted equity award was determined by applying this past stock option award level against the rate at which time vested restricted stock replaced stock options. To preserve the Company’s income tax deduction for the time vested component of Mr. Culver’s compensation (see “Tax Deductibility Limit” below), the award was made in the form of RSUs. The RSUs vest at the same time as the restricted stock would have vested. They are settled in shares of stock after the time that Mr. Culver is no longer employed by the Company. The Company makes dividend equivalent payments on the RSUs.
      During 2005, the Company paid $63,487 in dividends and dividend equivalent payments on unvested restricted stock and RSUs held by Mr. Culver.
      Other Compensation: The amount listed consists of Mr. Culver’s share of the Company’s contributions to its qualified profit sharing plan ($11,850), with the remainder ($4,433) principally attributable to the supplemental long-term disability insurance referred to in footnote (5) to the Summary Compensation Table, club dues and expenses and parking at the Company’s headquarters as described in “Other Matters — Perks” below.
Tax Deductibility Limit
      Under the Internal Revenue Code, certain compensation in excess of $1 million paid during a year to any of the executive officers named in the Summary Compensation Table for that year is not deductible. The deduction for compensation arising from the exercise of stock options should not be subject to such limit. As a result of approval by shareholders at the 2003 annual meeting of performance goals for restricted stock awards, the deduction for restricted stock granted with performance features should also not be subject to such limit. Also, shareholders approved a performance formula limiting annual bonus awards to executive officers at the 2005 annual meeting. Therefore, bonus amounts awarded to executive officers under the formula beginning in 2006 should not be subject to such limit. The formula limits annual bonus awards (including the restricted equity portion) to 0.75% of the sum of the Company’s pre-tax income, excluding extraordinary items and realized gains, and the pre-tax contribution of the Company’s joint ventures. The Committee believes the effect on income tax expense for 2005 of compensation that is subject to the limit on deductibility was not material to the Company and the effect of such compensation awarded for 2005 on future income tax expense will not be material.
Other Matters
      Split Dollar Life Termination: For many years the Company had in effect a split dollar life insurance program under which the Company paid premiums for life insurance policies covering the CEO and Executive Vice Presidents. The policies were owned by these officers and the premiums paid were required to be repaid to the Company from the policies when the employment of the officer ended. The Sarbanes-Oxley Act of 2002 has been viewed as prohibiting a public company from paying such premiums when the insured is an executive officer. As a result, the Company did not pay any premiums for the policies after the July, 2002 effective date of that Act. To compensate Messrs. Culver, Lauer and Pierzchalski for the loss of this benefit, the Company made cash payments to them in 2004 of $46,666, $10,515 and $14,200, respectively. In 2005, we increased their base salaries by these amounts.
      Employment Agreements: No executive officer has an employment or severance agreement, other than an agreement that provides employment and severance benefits following a change of control of the Company and the termination (or constructive termination) of the executive’s employment. These change of control agreements are described under “Executive Compensation — Change of Control Agreements” elsewhere in this proxy statement.
      Perks: Perquisites (commonly known as “perks”) provided by the Company to executive officers are generally reimbursement of: club dues and expenses; tax counsel and tax preparation services for the CEO and CFO; depending on the executive’s age, the cost of an annual or bi-annual medical examination; and aircraft travel, accommodation and related expenses of spouses who accompany executives to business-related events. During 2005, as in past years, there was no personal use of general aviation aircraft in which the Company has an interest. The Company also provides executive officers with a covered parking space at the Company’s headquarters; other employees pay for parking.
      Stock Ownership Guidelines: We have stock ownership guidelines for executive officers. Stock ownership under these guidelines is a multiple of the executive’s base salary, with the multiple determined by the executive’s maximum bonus opportunity under the ROE portion of the bonus framework. See “Annual Bonus” above. For the CEO, the stock ownership guideline is five times base salary. For the next four executive officers, the guideline is four times base salary, and for other executive officers, the guideline is three times base salary. Stock owned consists of shares owned outright by the executive (including shares in the executive’s account in the Company’s 401(k) plan), 55% of the difference between the market value of stock underlying vested stock options and the exercise price of those options, and the market value of restricted stock and shares underlying restricted stock units that are scheduled to vest within the next year. As of December 31, 2005, Mr. Culver and each of the other executive officers met these stock ownership guidelines.

Members of the Management Development, Nominating and Governance Committee:

Kenneth M. Jastrow, II, Chairman
Thomas M. Hagerty
Leslie M. Muma

Performance Graph
       The following graph compares the cumulative total return on the Company’s Common Stock, the Standard & Poor’s 500 Stock Index and the Standard & Poor’s 500 Financials Index (the industry index which includes the Company) over a five-year period. The graph assumes that $100 was invested on December 31, 2000, in each of the Company’s Common Stock, the Standard & Poor’s 500 Stock Index and the Standard & Poor’s 500 Financials Index, and that all dividends were reinvested. The year-end values are shown in the table below the graph.

	2000	2001	2002	2003	2004	2005

	($)
S&P 500	100	88	69	88	98	103
S&P 500 Financials	100	91	78	102	113	120
MGIC Investment Corporation	100	92	61	85	103	99

Executive Compensation
       The following tables provide information concerning compensation, stock option and restricted stock awards and aggregated stock option exercises as they relate to the Chief Executive Officer and the four other most highly compensated executive officers of the Company or MGIC in 2005. The Company’s retirement benefits are also described below.
Summary Compensation Table

				Long-Term Compensation

		Annual Compensation(1)		Awards		Payouts

				Restricted	Securities
				Stock	Underlying	LTIP	All Other
				Awards	Stock	Payouts	Compensa-
Name and Principal Position	Year	Salary($)	Bonus($)	($)(2)(3)	Options(#)	($)(4)	tion($)(5)

Curt S. Culver	2005	726,923	1,275,661	3,134,338	–0–	737,415	13,687
Chairman and	2004	644,231	780,392	973,989	80,000	302,769	60,733
Chief Executive Officer	2003	619,231	416,922	520,161	80,000	–0–	14,067

Patrick Sinks*	2005	352,308	465,013	1,351,429	–0–	287,748	11,850
President and	2004	303,077	279,184	348,289	40,000	75,692	11,600
Chief Operating Officer	2003	247,692	150,116	187,209	20,000	–0–	11,600

Lawrence J. Pierzchalski	2005	360,385	502,366	1,147,385	–0–	248,864	11,850
Executive Vice President-	2004	319,692	292,687	365,125	27,000	102,129	25,800
Risk Management	2003	299,231	171,245	213,602	27,000	–0–	11,600

J. Michael Lauer	2005	367,616	481,564	1,121,513	–0–	248,864	11,850
Executive Vice President	2004	330,462	299,888	374,122	27,000	102,129	22,115
and Chief Financial Officer	2003	319,231	171,872	214,284	27,000	–0–	11,600

Jeffrey H. Lane	2005	295,385	386,048	1,002,178	–0–	248,864	11,850
Senior Vice President	2004	266,539	243,177	303,307	27,000	102,129	11,600
and General Counsel	2003	252,692	136,073	169,818	27,000	–0–	11,600

*	Mr. Sinks became President and Chief Operating Officer in January 2006. He served as Executive Vice President — Field Operations from January 2004, and was Senior Vice President — Field Operations from July 2002 to January 2004.

(1)	Annual Compensation for the years shown in the table does not include perquisites and other personal benefits because the aggregate amount of such compensation for each of the named individuals in each year did not exceed the disclosure threshold of the rules of the Securities and Exchange Commission. See “Report of Management Development, Nominating and Governance Committee on Executive Compensation — Other Matters — Perks” for a description of perks provided by the Company.

(2)	The amounts shown in this column are the aggregate values of restricted shares awarded as described below in this footnote. The value is the New York Stock Exchange closing price on the date of the award multiplied by the number of shares. Dividends are paid on all restricted shares.
For 2005, 2004 and 2003, restricted shares were awarded as part of the annual bonus as follows: Mr. Culver — 24,615, 15,157 and 7,627, respectively; Mr. Sinks — 8,972, 5,420 and 2,745, respectively; Mr. Pierzchalski — 9,692, 5,682 and 3,132, respectively; Mr. Lauer — 9,292, 5,822 and 3,142, respectively; and Mr. Lane — 7,447, 4,720 and 2,490, respectively. Forty percent of the shares vest on the first anniversary of the award and the remainder on the third anniversary, in each case through continued employment.
In addition, for 2005, restricted shares vesting ratably over five years through continued employment were awarded as follows: Mr. Culver — 24,000;

Mr. Sinks — 8,100; Mr. Pierzchalski — 8,100; Mr. Lauer — 12,000; and Mr. Lane — 8,100.
(3) At December 31, 2005, the number of restricted shares held, which also includes the shares awarded during 2005 and prior years under the plan referred to under “Long-Term Incentive Plans — Awards in 2005,” and their value based on the New York Stock Exchange closing price at that date, were as follows: Mr. Culver — 131,093, $8,628,541; Mr. Sinks — 55,559, $3,656,893; Mr. Pierzchalski — 45,366, $2,985,990; Mr. Lauer — 45,695, $3,007,645; and Mr. Lane — 43,608, $2,870,279. Dividends are paid on all restricted shares.
(4) For each year, the amount shown in this column is the closing price on the New York Stock Exchange of restricted shares of Common Stock awarded in prior years under the plan referred to under “Long-Term Incentive Plans — Awards in 2005” that vested in January of that year. Vesting was determined by the Company’s diluted earnings per share for the year prior to the year in which vesting occurred compared to an earnings target for each award that was established at the date of the award.
(5) The amounts shown in All Other Compensation for 2005 for each named officer consist of profit sharing contributions of $10,250 and matching 401(k) contributions of $1,600. Also included for Mr. Culver are supplemental long-term disability insurance premiums of $1,837 paid on his behalf. The amounts in this column for prior years included profit sharing and matching 401(k) contributions, and in addition for 2004, included payments to Messrs. Culver, Lauer and Pierzchalski based on the value of split dollar life insurance premiums formerly paid by the Company on their behalf.
Aggregated Option Exercises in 2005 and Year-End Option Values

			Number of
			Securities Underlying		Value of Unexercised
			Unexercised Options at		In-the-Money Options
	Shares Acquired		December 31, 2005		at December 31, 2005(2)
	on Exercise	Value
	During 2005	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Name	(#)	($)	(#)	(#)	($)	($)

Curt S. Culver	–0–	–0–	524,509	245,200	10,186,989	2,713,059
Patrick Sinks	6,500	111,368	33,000	66,200	240,900	540,656
Lawrence J. Pierzchalski	–0–	–0–	141,800	82,200	2,365,425	908,777
J. Michael Lauer	72,838	2,178,767	118,962	82,200	1,694,388	908,777
Jeffrey H. Lane	74,862	1,766,824	49,400	76,350	207,280	789,174

(1) Value realized is the market value at the close of business on the date immediately preceding the date of exercise less the exercise price.
(2) Value is based on the closing price of $65.82 for the Common Stock on the New York Stock Exchange at year-end 2005, less the exercise price.
Long-Term Incentive Plans — Awards in 2005

			Estimated Future Payouts Under
	Number of Shares,	Performance or	Non-Stock Price-Based Plans
	Units or Other	Other Period Until
	Rights	Maturation or	Threshold	Target	Maximum
Name	(#)	Payout	(#)	(#)	(#)

Curt S. Culver	32,000	1/26/05 — 1/26/10	10	32,000	32,000
Patrick Sinks	16,000	1/26/05 — 1/26/10	5	16,000	16,000
Lawrence J. Pierzchalski	10,800	1/26/05 — 1/26/10	3	10,800	10,800
J. Michael Lauer	10,800	1/26/05 — 1/26/10	3	10,800	10,800
Jeffrey H. Lane	10,800	1/26/05 — 1/26/10	3	10,800	10,800
      The awards listed in the table are restricted shares that are eligible to vest on each of the next five anniversaries of the January 26, 2005 grant date in an amount equal to the percentage that the Company’s diluted earnings per share, excluding the after-tax effect of realized gains and losses and extraordinary items other than such gains, losses and items attributable to joint ventures, for the year ended prior to the relevant anniversary bears to a target established at the time of the award. The Threshold column assumes that there were no such earnings in any such year other than earnings of $0.01 in one year. Any shares that have not vested by the fifth anniversary are forfeited. Shares are also forfeited upon a termination of employment with the Company, other than as a result of the officer’s death (in which case all of the shares vest). In addition, if employment termination occurs after age 62 and the officer has been employed by the Company for at least seven years, the shares are eligible to continue to vest if the officer enters into a non-competition agreement. Prior to forfeiture, the shares are entitled to vote and to receive dividends but are nontransferable. All shares vest upon a change of control of the Company. Awards have been made annually under this plan beginning in January, 2003.

Pension Plan
      The Company maintains a Pension Plan for the benefit of substantially all employees of the Company and maintains a Supplemental Executive Retirement Plan (Supplemental Plan) for designated employees, including executive officers. The Supplemental Plan provides benefits that cannot be provided by the Pension Plan because of limitations in the Internal Revenue Code on benefits that can be provided by a qualified pension plan, such as the Company’s Pension Plan.
      Under the Pension Plan and the Supplemental Plan taken together, each executive officer named above earns an annual pension credit for each year of employment equal to 2% of the officer’s eligible compensation for that year. At retirement, the annual pension credits are added together to determine the employee’s accrued pension benefit. However, the annual pension credits for service prior to 1998 for each employee with at least five years of vested service on January 1, 1998 will generally be equal to 2% of the employee’s average eligible compensation for the five years ended December 31, 1997. Eligible employees with credited service for employment prior to October 31, 1985 also receive a past service benefit, which is generally equal to the difference between the amount of pension the employee would have been entitled to receive for service prior to October 31, 1985 under the terms of a prior plan had such plan continued, and the amount the employee is actually entitled to receive under an annuity contract purchased when the prior plan was terminated.
      Retirement benefits vest on the basis of a graduated schedule over a seven-year period of service. Full pension benefits are payable upon retirement at or after age 65 (age 62 if the employee has completed at least seven years of service), and reduced benefits are payable beginning at age 55. The estimated annual benefits payable upon retirement at age 62 to Messrs. Culver, Sinks, Pierzchalski, Lauer and Lane under the Pension Plan and the Supplemental Plan taken together, based on pension benefits earned through December 31, 2005, and an annual compensation increase of 3%, are $659,941, $355,613, $321,652, $161,840 and $192,288, respectively. If these executive officers had retired effective January 1, 2006, the annual amounts payable to them at age 62 under the Pension Plan and the Supplemental Plan together would have been: Mr. Culver — $293,209; Mr. Sinks — $111,145; Mr. Pierzchalski — $158,466; Mr. Lauer — $157,959; and Mr. Lane — $115,609.
Change of Control Agreements
      Each of Messrs. Culver, Sinks, Pierzchalski, Lauer and Lane is a party to a Key Executive Employment and Severance Agreement with the Company (a KEESA). If a change in control of the Company occurs and the executive’s employment is terminated within three years after the change in control (this three-year period is referred to as the employment period), other than for cause or disability, or if the executive terminates his employment for good reason, the executive is entitled to a lump sum termination payment equal to twice the sum of his annual base salary, his maximum bonus award and an amount for pension accruals and profit sharing and matching contributions. If the employment termination occurs during the employment period but more than three months after the change in control, the termination payment is reduced. The executive is also entitled to certain other benefits and the continuation of medical and other specified employee benefits during the remainder of the employment period. The KEESA provides that all unvested stock options and restricted stock become fully vested at the date of the change in control. If the excise tax under Section 280G of the Internal Revenue Code would apply to the benefits provided under the KEESA, the executive is entitled to receive a payment so that he is placed in the same position as if the excise tax did not apply.

      While the executive is employed during the employment period, the executive is entitled to a base salary no less than the base salary in effect prior to the change in control and to a bonus opportunity of no less than 75% of the maximum bonus opportunity in effect prior to the change in control. The executive is also entitled to participate in medical and other specified benefits.
      The terms “change in control of the Company,” “cause,” “disability” and “good reason” are defined in the KEESA. The Company has entered into the same or similar agreements with 43 other officers.
Other Information
       During 2005, MGIC, other subsidiaries of the Company and joint ventures provided mortgage insurance and other services to, or received services from, unaffiliated companies of which certain of the Company’s directors were executive officers, directors or 10% or greater equity owners. These transactions were made in the ordinary course of business, represented less than 2% of the consolidated revenues of the Company and these other companies (2% of consolidated assets in the case of loans to joint ventures) and are not considered material to the Company. Similar transactions are expected in 2006.
      The Company has used the law firm of Foley & Lardner as our principal outside legal counsel for more than 20 years. The wife of our General Counsel is a partner in that law firm, which was paid $568,705 by the Company and its consolidated subsidiaries for legal services in 2005.
      Salomon Brothers Asset Management Inc/Smith Barney Fund Management LLC and affiliates (Salomon/Smith Barney) and Barclays Global Investors, NA and affiliates have publicly reported that they are the beneficial owners of 5.44% and 5.37%, respectively, of the Common Stock at December 31, 2005. During 2005, the Company engaged in purchases and sales of fixed income securities with affiliates of these companies in the ordinary course of managing the Company’s investment portfolio, and MGIC provided mortgage insurance in the ordinary course of business on loans purchased by affiliates of Salomon/Smith Barney.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who beneficially own more than 10% of the Company’s Common Stock (other than certain investment advisers with respect to shares held for third parties), to file reports of their beneficial ownership of Company stock and changes in stock ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based in part on statements by the persons subject to Section 16(a), the Company believes that all Section 16(a) forms were timely filed in 2005.
Item 2 — Ratification of Appointment of Independent Accountants
       The Audit Committee has reappointed the accounting firm of PricewaterhouseCoopers LLP (PwC) as independent accountants of the Company for the fiscal year ending December 31, 2006. Shareholders are being asked to ratify this appointment at the annual meeting. A representative of PwC is expected to attend the meeting and will be given an opportunity to make a statement and respond to appropriate questions.
      PwC’s audit engagement letter has an agreement by us not to demand a jury trial if there is litigation between the Company and PwC, and a prohibition on transferring to another person a claim the Company might have against PwC. The engagement letter does not contain a requirement that the Company arbitrate any disputes with PwC nor does it contain any limitation on the Company’s right to damages from PwC.
Audit and Other Fees
      For the years ended December 31, 2004 and December 31, 2005, PwC billed the Company fees for services of the following types:

	2004	2005

Audit Fees	$939,788	$1,522,675
Audit-Related Fees	26,300	10,000
Tax Fees	96,826	30,900
All Other Fees	12,000	12,000

Total Fees	$1,074,914	$1,575,575
      Audit Fees include PwC’s review of the Company’s quarterly financial statements. Audit-Related Fees for 2005 were for an audit of an employee benefit plan, and for 2004 were for work relating to securities offerings in which the Company’s or MGIC’s financial statements were included and advice regarding GAAP accounting. Tax Fees were for corporate tax services and tax compliance services provided to certain employees. All Other Fees represent fees for actuarial services relating to the pricing of certain insurance products, employee benefits and other actuarial services.
      The rules of the Securities and Exchange Commission regarding auditor independence provide that independence may be impaired if the auditor performs services without the approval (or pre-approval) of the Audit Committee in advance. The Audit Committee’s policy regarding approval and pre-approval of services by the independent auditor includes a list of services that are pre-approved as they become necessary and the Committee’s approving at its February meeting a schedule of other services expected to be performed during the ensuing year. If the Company desires the auditor to provide a service that is not in either category, the service may be presented for approval by the Committee at its next meeting or may be approved by the Chairperson (or another Committee member designated by the Chairperson). The Committee is periodically provided with information about fees paid for services that have been approved and pre-approved.
      The SEC rules regarding auditor independence provide an exception to the approval and pre-approval requirement if services are subsequently approved by an audit committee under a de minimis exception. The de minimis exception was not used in 2005.
Shareholder Vote Required
      The affirmative vote of a majority of the votes cast on this matter is required for the ratification of the appointment of PwC as independent accountants. Abstentions and broker non-votes will not be counted as votes cast.
      YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PwC AS INDEPENDENT ACCOUNTANTS. PROXIES WILL BE VOTED FOR RATIFICATION UNLESS A SHAREHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

EXHIBIT A
MGIC INVESTMENT CORPORATION
Audit Committee Charter
Purpose and Authority
       The purpose of the Audit Committee is to assist the oversight by the Company’s Board of Directors of:

•	the integrity of the Company’s financial statements and system of internal controls,

•	the qualifications, independence and performance of the independent accountants,

•	the performance of the Company’s internal audit function, and

•	the Company’s compliance with legal and regulatory requirements.
      The Committee shall also provide the report of the Committee to be included in the Company’s proxy statement under the rules of the Securities and Exchange Commission (“SEC”).
      Within the scope of its purpose, the Committee shall have unrestricted access to any of the Company’s activities and personnel. Within the scope of its purpose, the Committee has authority to retain persons from within or outside the Company as necessary in its judgment to assist or advise the Committee, and the Company shall provide funds to pay the costs and expenses of persons so retained. In addition, the Company shall provide funds to pay the compensation of the independent accountants appointed by the Committee and the ordinary administrative expenses of the Committee.
      Notwithstanding the Committee’s purpose as set forth above, the ultimate responsibility for the integrity, completeness and fairness of the Company’s financial statements and the effectiveness of the Company’s system of internal controls rests with the Company’s management. The independent accountants are intended to be the primary check on management’s performance in this regard. Furthermore, the ultimate responsibility for the Company’s compliance with legal and regulatory requirements also rests with the Company’s management.
Structure
       The Committee shall be comprised of three or more directors, each of whom shall be independent under Sections I. B. (Composition of the Board — Independence) and III. A. (Committees of the Board — Standing Committees) of the Company’s Corporate Governance Guidelines (the “Guidelines”). All members of the Committee shall meet the requirements for audit committee membership of the New York Stock Exchange.
      As contemplated by the Guidelines, the members of the Committee shall be appointed annually by the Board, and the Board shall appoint one of the members as Chairperson for the Committee.
Duties and Responsibilities
       Subject to the considerations referred to in the final paragraph under “Purpose and Authority” above, the Audit Committee shall perform the duties listed below. The degree of effort the Committee devotes to the performance of any particular duty shall be determined in the judgment of the Committee. It is expressly recognized that, unless the Committee decides otherwise or except as provided below, some duties need not be performed each year.
       1. Appoint and compensate the independent accountants (subject to ratification by the shareholders, if the Committee deems such ratification appropriate in the circumstances), oversee the work of the independent accountants, and, if appropriate, discharge such firm. Evaluate the qualifications and performance of the independent accountants, including the lead audit partner. The independent accountants shall report directly to the Committee.
       2. Pre-approve the audit and non-audit services to be performed by the independent accountants pursuant to the Committee’s “Audit and Non-Audit Services Approval and Pre-Approval Policy”, in each case, giving consideration to the effect on the accountant’s independence of performing the service. Prior to the annual audit, discuss with the independent accountants the planning and staffing of the audit. Review fees associated with audit and non-audit services performed by the independent accountants quarterly.
       3. Annually obtain and review a written statement from the independent accountants describing the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years, and any steps taken to deal with any such issues; and all relationships between the independent accountants and the Company. Discuss with the independent accountants any disclosed relationships or services that may impact the independence of the independent accountants, and take appropriate action to satisfy the Committee of the independence of the independent accountants. Review any other matters of which the Committee becomes aware which would impair the independence of the independent accountants.
       4. After completion of the annual audit and prior to the filing of the audited financial statements with the SEC, review with the independent accountants the results of the audit of the financial statements and discuss matters required to be communicated to audit committees in accordance with generally accepted auditing standards, including any difficulties or disputes with management encountered during the audit and management’s response. Consider the independent accountants’ judgments regarding the quality and appropriateness of the Company’s accounting principles as applied in the financial statements, including reviewing the independent accountants’ report of critical accounting policies used in the audited financial statements and alternative treatments within GAAP for material items that were discussed by the independent accountants and management.
       5. Appoint the actuary who will render the Statement of Actuarial Opinion on the Company’s loss and loss adjusting expense reserves. Obtain and review the actuary’s report and Statement of Actuarial Opinion.
       6. Review the financial information included in the annual earnings release with management and the independent accountants prior to release to the public. Review the annual financial statements and a draft of the annual Management’s Discussion and Analysis with management and the independent accountants. Recommend to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K.
       7. Review the financial information included in the quarterly earnings release with management prior to release to the public. Discuss with management the types of information to be included in the Company’s earnings releases and in any earnings guidance. Discuss with the independent accountants and management the Company’s quarterly financial statements and Management’s Discussion and Analysis covering the quarterly financial statements, and discuss with the independent accountants certain matters required to be communicated to audit committees in accordance with generally accepted auditing standards, in each case prior to the Company’s filing of Form 10-Q.
       8. In consultation with the independent accountants, review the disclosures made to the Committee and the independent accountants by the CEO and CFO during their certification process for the Form 10-K and Form 10-Q about all significant deficiencies in the design or operation of internal control over financial reporting or material weaknesses therein, and any fraud involving management or other employees who have a significant role in the Company’s internal control over financial reporting.
       9. Review the material activities of the internal audit function, including:

•	the appointment, performance and, if appropriate, dismissal of the Internal Audit Director.

•	Internal Audit’s charter.

•	Internal Audit’s annual audit plan and changes thereto, and coordination with the independent accountants.

•	any difficulties encountered in the course of their audits, including any restrictions on the scope of work performed or access to required information.

•	Internal Audit’s independence and effectiveness.

•	Internal Audit’s resources and expertise.

•	corrective actions taken by management to address the findings and recommendations of the internal auditors.

      10. Review with management and the independent accountants:

•	significant accounting and financial reporting developments (including significant changes in the selection or application of accounting principles) and their impact on the Company’s financial statements.

•	significant matters relating to the Company’s income tax filings.
      11. Review the Company’s processes for assessing risks (other than those reviewed by the Risk Management and Securities Investment Committees of the Board) and the effectiveness of the Company’s system of internal controls in place to manage the risks through a review of the reports of the independent accountants and the internal auditors, and discussions with management, the Internal Audit Director, and the independent accountants.
      12. Review with management, the Internal Audit Director, and the independent accountants the Company’s annual assessment of internal control over financial reporting and the independent accountant’s attestation and report regarding the Company’s assessment prior to filing of Form 10-K.
      13. Review significant reports of examinations made by regulatory agencies and management’s responses thereto.
      14. Review with management the adequacy of statements of policy regarding conflicts of interest and business conduct, the means used to monitor compliance and address exceptions, and the results of monitoring programs. Review and approve the transactions that the Company’s Code of Business Conduct provides are within the province of the Committee.
      15. Review with the Company’s counsel and compliance officer the processes for monitoring compliance with laws and regulations, and review any legal, regulatory and compliance matters that could have a material impact on the Company’s financial statements.
      16. Review the policies, procedures and audit results associated with officers’ expenses.
      17. Provide the report of the Committee to be included in the Company’s proxy statement under the rules of the SEC.
      18. Report after each Committee meeting a summary of the Committee’s activities to the Board of Directors.
      19. Annually evaluate the performance of the Committee by completing a self-assessment.
      20. Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and review any such complaints received by the Company.
      21. Meet separately, periodically, with management, the Internal Audit Director, and the independent accountants and at least annually with the General Counsel.
      22. Set hiring policies for employees or former employees of the independent accountants.
      23. Review the Form 11-K filing associated with the Company’s Profit Sharing and Savings Plan.
      24. Annually review this charter and the Committee’s “Audit and Non-Audit Services Approval and Pre-Approval Policy”. Submit any proposed changes to the charter resulting from the review to the Board of Directors for approval.
Meetings
       Subject to the next sentence, the Committee shall meet as often as it determines, but not less frequently than quarterly. The Committee shall meet to review the financial information contained in the Company’s quarterly and annual earnings releases, and the financial statements and Management’s Discussion and Analysis contained in the Company’s Form 10-Q and Form 10-K. Any meeting may be held telephonically. The Internal Audit Director will act as Committee Secretary and prepare minutes of the meetings. After the minutes are approved by the Committee, a copy will be sent to the Secretary of the Company for filing in the Company’s minute books. The approved minutes of the Committee, as is the case with the minutes of all of the Committees of the Board, are available for review by any interested Director.
      The Internal Audit Director, independent accountants and representatives of management shall each meet alone with the Committee periodically and have the authority and are expected to contact the Committee on any matters requiring its attention. As necessary or desirable, the Chairperson may request that members of management, the Internal Audit Director and representatives of the independent accountants be present at Committee meetings.

MGIC INVESTMENT CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
Thursday, May 11, 2006
9:00 a.m. Central Time
MARCUS CENTER FOR THE PERFORMING ARTS
929 North Water Street
Milwaukee, WI

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 11, 2006.
By signing on the reverse side, I hereby appoint CURT S. CULVER and J. MICHAEL LAUER, and either one of them, as my proxy and attorney-in-fact, with full power of substitution by the Board of Directors of MGIC Investment Corporation (MGIC), to represent and vote, according to my choices specified on this proxy card, all shares of Common Stock of MGIC which I am entitled to vote at the Annual Meeting of Shareholders to be held at the Marcus Center for the Performing Arts, 929 North Water Street, Milwaukee, Wisconsin, on Thursday, May 11, 2006, at 9:00 a.m. Central Time, and at any adjournment.
I acknowledge that I have received MGIC’s Notice of Annual Meeting, Proxy Statement and 2005 Annual Report.
Notice to Participants in MGIC’s Profit Sharing and Savings Plan and Trust: As a participant in the MGIC Investment Corporation Profit Sharing and Savings Plan and Trust (Plan), you have the right to instruct the Plan Trustee how to vote the shares of MGIC Common Stock allocated to your account. If you sign, date and return this card in the enclosed reply envelope and it is received by the Plan Trustee at least five days before the Annual Meeting, shares held in your account will be voted by the Plan Trustee in accordance with the voting choices you specify on the reverse side. You may revoke your instructions by delivering a signed proxy card with a later date to the Plan Trustee at least five days before the Annual Meeting. If your instructions are not timely received or if you do not respond, shares held in your account will be voted by the Plan Trustee in accordance with the Plan and applicable law.
See reverse for voting instructions.

DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED
ò Please detach here ò
The Board of Directors Recommends a Vote FOR All Nominees Listed in Item 1 and FOR Item 2.

1.	Election of directors:	01 Karl E. Case	03 William A. McIntosh	☐	Vote FOR all nominees	☐	Vote WITHHELD
		02 Curt S. Culver	04 Leslie M. Muma		(except as marked)		from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratify the appointment of PricewaterhouseCoopers LLP as the independent accountants of MGIC Investment Corporation.	☐	For	☐	Against	☐	Abstain
3.	In his discretion, each Proxy is authorized to vote upon such other business as may properly come before the meeting or any adjournment.
THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED ABOVE BY THE UNDERSIGNED SHAREHOLDER. IF NO CHOICES ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1 AND FOR ITEM 2.

Address Change? Mark Box	☐	Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name appears to the left. Joint owners should each sign personally. A corporation should sign full corporate name by duly authorized officers and affix corporate seal. When signing as attorney, executor, administrator, trustee or guardian, give full title.